UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2011 (December 8, 2011)

MARTHA STEWART LIVING OMNIMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street New York, NY 10001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 827-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2011, Martha Stewart Living Omnimedia, Inc. (the “Company”) entered into an agreement for the sale of its entire equity interest in WeddingWire, Inc., consisting of 8,440,644 shares of Series A Preferred Stock, to Catalyst Investors III, L.P. and Catalyst Investors QP III, L.P. (the “Purchasers”) for aggregate consideration of $11.0 million. The sale, which was closed on the same date, resulted in $7.6 million of other income, which will be recognized in the fourth quarter of 2011. Except for the agreement providing for the sale of the WeddingWire, Inc. shares, there is no material relationship between the Company or its affiliates and the Purchasers.

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 8.01 of this Current Report is incorporated into this Item 1.02 by reference.

Item 8.01	Other Events.

On December 8, 2011, the Company paid in full the remaining $6.0 million principal balance, plus accrued and unpaid interest, under the Amended and Restated Loan Agreement, dated as of August 7, 2009, by and among Bank of America, N.A., MSLO Emeril Acquisition Sub LLC and the Company, as amended (the “Loan Agreement”). The term loan, originally in the amount of $30.0 million, was entered into in connection with the Company’s acquisition of certain assets of Emeril Lagasse and was secured by substantially all of the assets of the Emeril Lagasse business. The Loan Agreement, a related Security Agreement dated as of July 31, 2008, and a Continuing and Unconditional Guaranty dated as of April 4, 2008 terminated as a result of the repayment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: December 14, 2011	By:	/s/ Daniel Taitz
Chief Administrative Officer and General Counsel

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